Exhibit 10.2

Vishay Intertechnology, Inc.
Amendment to Executive Officer Restricted Stock Unit Agreement
THIS AMENDMENT, made as of November 14, 2016, between Vishay Intertechnology, Inc. (the "Company") and the Participant, amends the Executive Officer Restricted Stock Unit Agreements dated as of March 4, 2014, March 3, 2015 and March 1, 2016 (individually, a "RSU Agreement", collectively, the "RSU Agreements") between the Company and the Participant.

RECITALS

A. The Company has adopted and maintains the Vishay Intertechnology, Inc. 2007 Stock Incentive Program, as amended and restated, (the "Program") to enhance the long-term performance of the Company and to provide selected individuals with an incentive to improve the growth and profitability of the Company by acquiring a proprietary interest in the success of the Company.

B. The Program provides that the Compensation Committee (the "Committee") of the Company's Board of Directors shall administer the Program, including the authority to determine the persons to whom awards will be granted, the amount and type of such awards, and the timing and substance of modifications to awards granted previously.

C. The Participant has notified the Board of Directors of his intention to retire from the Company effective December 31, 2016.

D. Under the Participant's employment and RSU Agreements with the Company, the Participant will forfeit upon retirement all outstanding, unvested restricted stock units ("RSUs") and all outstanding, unearned performance-based restricted stock units ("PBRSUs").

E. The Committee has determined that in light of the Participant's continuous service to the Company for more than four decades, and his countless contributions to the Company's business, it will modify the Participant's existing RSU Agreements to allow the Participant to benefit from the future value of the Company that he helped create during his leadership as Chief Operating Officer.

AMENDMENT

1.	Modification to Each RSU Agreement. The parties therefore agree to add the following sentence after the first sentence of Section 8 in each RSU Agreement:
Notwithstanding anything in Sections 4, 6 or 14 of this Agreement, or the first sentence of this Section 8, any outstanding, upon his retirement, the outstanding RSUs previously granted to the Participant shall immediately vest and the outstanding PBRSUs previously granted to the Participant shall vest on their normal vesting date to the extent the applicable performance criteria are realized.
2.	Capitalized Terms. Capitalized terms used but not defined in this Amendment have the meaning ascribed to those terms in each RSU Agreement.
3.	No Other Amendment. Except as specifically modified herein, each RSU Agreement remains in full force and effect.
4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which is deemed an original, but all of which constitute one and the same instrument.
5.	Governing Law. This Amendment is governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.
6.
Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Program and has carefully read and understands this Amendment, the RSU Agreements and the Program.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Program, this Amendment and the Restricted Stock Units are final and conclusive.

The parties are signing this Amendment on the date stated in the introductory paragraph.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Peter Henrici
Name:	Peter G. Henrici
Title:	Sr. Vice President, Corporate Secretary

/s/ Dieter Wunderlich
Dieter Wunderlich

   DATED:   November 16, 2016